Exhibit 99.(n)

PAX WORLD FUNDS SERIES TRUST I

Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3
Individual Investor Class, Institutional Class and Class R Shares
April 1, 2007

Each class of shares of each series of Pax World Funds Series Trust I listed on Schedule A hereto, as amended from time to time (collectively, the “Funds”), will have the same relative rights and privileges and be subject to the same sales charges (if any), fees and expenses, except as set forth below.  The Board of Trustees (the “Board”) may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Multiple Class Plan accordingly without the approval of shareholders of any class.  Except as set forth in the Funds’ prospectus, shares of one Fund may be exchanged only for shares of the same class of another Fund.

Article I.  Individual Investor Class Shares

Individual Investor Class shares are sold at net asset value per share, without the imposition of an initial sales charge or contingent deferred sales charge, subject to the minimum purchase requirements set forth in the Funds’ prospectus from time to time.  Individual Investor Class shares of Pax World High Yield Fund will be subject to a redemption fee under such circumstances and in such amount as may be set forth in the Funds’ prospectus from time to time.  Individual Investor Class shares are subject to fees calculated as a percentage of the net assets attributable to Individual Investor Class shares at a rate no greater than the maximum permitted under the Funds’ Distribution Plan for Individual Investor Class Shares (the “Individual Investor Class Rule 12b-1 Plan”) as set forth in the Individual Investor Class Rule 12b-1 Plan.  The Individual Investor Class shareholders of each Fund have exclusive voting rights, if any, with respect to the Individual Investor Class Rule 12b-1 Plan.  Transfer agency fees are allocated to Individual Investor Class shares on a per account basis.  Individual Investor Class shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating solely to Individual Investor Class shares.  Individual Investor Class shares shall convert automatically into Institutional Class shares under such circumstances and at such time as may be set forth in the Funds’ prospectus from time to time.

Article II.  Institutional Class Shares

Institutional Class shares are sold at net asset value per share, without the imposition of an initial sales charge or contingent deferred sales charge, subject to the minimum purchase requirements set forth in the Funds’ prospectus from time to time.  Institutional Class shares of Pax World High Yield Fund will be subject to a redemption fee under such circumstances and in such amount as may be set forth in the Fund’s prospectus from time to time.  Transfer agency fees are allocated to Institutional Class shares on a per account basis.  Institutional Class shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating solely to Institutional Class shares.

Article III.  Class R Shares

Class R shares are sold at net asset value per share, without the imposition of an initial sales charge or contingent deferred sales charge, subject to the minimum purchase requirements set forth in the Funds’ prospectus from time to time.  Class R shares of Pax World High Yield Fund will be subject to a redemption fee under such circumstances and in such amount as may be set forth in the Funds’ prospectus from time to time.  Class R shares are subject to fees calculated as a percentage of the net assets attributable to Class R shares at a rate no greater than the maximum permitted under the Funds’ Distribution Plan for Class R Shares (the “Class R Rule 12b-1 Plan”) as set forth in the Class R Rule 12b-1 Plan.  The Class R shareholders of each Fund have exclusive voting rights, if any, with respect to the Class R Rule 12b-1 Plan.  Transfer agency fees are allocated to Class R shares on a per account basis.  Class R shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating solely to Class R shares.

Article IV.  Approval by Board of Trustees

This Amended and Restated Multiple Class Plan shall not take effect with respect to any Fund until it has been approved by the vote of a majority (or whatever greater percentage may, from time to time, be required under Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”)) of each of (a) the Trustees of Pax World Funds Series Trust I (the “Trust”) and (b) those Trustees of the Trust who are not “interested persons” (as such term may be defined from time to time under the Act) of the Trust.

Article V.  Amendments

No material amendment to this Amended and Restated Multiple Class Plan shall be effective with respect to any Fund unless such amendment is approved by the Board in the manner provided for approval of this Amended and Restated Multiple Class Plan in Article IV hereof.

SCHEDULE A

Funds

Pax World Balanced Fund
Pax World Growth Fund
Pax World High Yield Fund